Exhibit 99.1

Media Release

For Immediate Release

ALERIS INTERNATIONAL, INC. ANNOUNCES LEADERSHIP

CHANGE IN ITS ROLLED PRODUCTS NORTH AMERICA BUSINESS

BEACHWOOD, Ohio – May 23, 2008 – Aleris International, Inc. announced today that as part of its succession planning John Wasz, currently Executive Vice President and President, Rolled Products North America will move into the role of Special Advisor to the Chief Executive Officer, Steven J. Demetriou, effective June 1, 2008.

John has had twenty three years of experience in the aluminum industry. He has been instrumental in building and reshaping Aleris’s Rolled Products, North America business since the creation of Aleris. Through his career John has served in a wide variety of roles including marketing/sales, operations and materials supply. “John’s broad experience has served him well as he has transformed Aleris’s Rolled Products, North America business through acquisitions, strategic shifts, and leadership development,” said Demetriou.

Aleris International, Inc. is a global leader in aluminum rolled products and extrusions, aluminum recycling and specification alloy production. Headquartered in Beachwood, Ohio, a suburb of Cleveland, the Company operates 47 production facilities in North America, Europe, South America and Asia, and employs approximately 8,800 employees. For more information about Aleris, please visit our Web site at www.aleris.com

Contact:	William Sedlacek
Aleris International, Inc.
Phone # 216-910-3522